Exhibit 11
                     SPACEHAB, INCORPORATED AND SUBSIDIARY
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                              Three Months             Six Months
                                            Ended December 31,      Ended December 31,
                                            1996       1997         1996         1997
                                       -----------  -----------  -----------  -----------
Net Income and Adjusted Earnings:
   Net income applicable to common
      shareholders used for basic
      computations                     $11,059,530   $5,726,775   $7,259,978      $72,637
                                       -----------  -----------  -----------  -----------
   Dilution adjustments:
   Savings in convertible note
     payable interest expense
     net of tax                                  -      797,063            -      797,063
                                       -----------  -----------  -----------  -----------
     Adjusted net income applicable
      to common shareholders assuming
      dilution                         $11,059,530   $6,523,838   $7,259,978     $869,700
                                       ===========  ===========  ===========  ===========

Average number of shares of common
stock used for basic computation        11,111,997   11,149,789   11,091,443   11,148,830
                                       -----------  -----------  -----------  -----------
   Diluted adjustments (1):
      Weighted Average Shares and
      Share Equivalents Outstanding:
      Assumed exercise of options and
       warrants                                 -      258,036        1,674      252,596
      Assumed conversion of
       convertible debt                     34,239    3,626,446       54,620    1,813,223
                                       -----------  -----------  -----------  -----------
Total number of shares assumed to be
   outstanding assuming dilution       11,146,236   15,034,271   11,147,737   13,215,581
                                       -----------  -----------  -----------  -----------
Earnings Common Per Share:
Income per common share:
   Income before extraordinary  item         $1.00        $0.51        $0.36        $0.01
   Extraordinary item                           -            -          0.30            -
                                       ===========  ===========  ===========  ===========
   Basic                                     $1.00        $0.51        $0.66        $0.01
                                       ===========  ===========  ===========  ===========
   Income before extraordinary  item         $0.99        $0.43        $0.36        $0.07
   Extraordinary item                           -            -         0.29            -
                                        -----------  -----------  -----------  -----------
   Diluted (1):                              $0.99        $0.43        $0.65        $0.07
                                       ===========  ===========  ===========  ===========

  (1) The assumed exercise of options and warrants and the conversion of convertible debt is anti-dilutive but are included in the calculation of dilutive earnings per share in accordance with Regulation S-K Item 601
       (a)(11).